AGREEMENT AND PLAN OF MERGER

dated as of January 11, 2008

by and among

BLACKBOARD INC.

(“Parent”),

Bookstore Merger Sub, Inc.

(“Merger Sub”),

THE NTI GROUP, INC.

(the “Company”)

and

PACE HOLDINGS, LLC

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS
SECTION 1.1	Certain Definitions

ARTICLE II. THE MERGER
SECTION 2.1 SECTION 2.2 SECTION 2.3 SECTION 2.4 SECTION 2.5 SECTION 2.6 SECTION 2.7 SECTION 2.8 SECTION 2.9	The Merger
Effects of the Merger
Closing
Effective Time
Certificate of Incorporation and Bylaws; Directors and Officers.
Conversion of Securities
Treatment of Company Options
Merger Consideration Adjustment.
Earnout Stock.

ARTICLE III. PAYMENTS TO STOCKHOLDERS AND OPTIONHOLDERS
SECTION 3.1 SECTION 3.2 SECTION 3.3 SECTION 3.4	Payments to Stockholders and Optionholders. Dissenting Shares No Further Ownership Rights in Shares of Company Common Stock; Closing of Company Transfer Books Withholding Rights.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.1
SECTION 4.2
SECTION 4.3
SECTION 4.4
SECTION 4.5
SECTION 4.6
SECTION 4.7
SECTION 4.8
SECTION 4.9
SECTION 4.10
SECTION 4.11
SECTION 4.12
SECTION 4.13
SECTION 4.14
SECTION 4.15
SECTION 4.16
SECTION 4.17
SECTION 4.18
SECTION 4.19
SECTION 4.20
SECTION 4.21
SECTION 4.22
SECTION 4.23
SECTION 4.24
SECTION 4.25
Authority
Organization; Subsidiaries
Company Common Stock.
Conflicts
Governmental Consents, Approvals, Etc
Financial Statements
Undisclosed Liabilities
Certain Changes or Events
Tax Matters
Litigation and Governmental Orders
Compliance with Laws
Permits
Property
Proprietary Rights
Certain Contracts
Employee Benefit Matters
Labor Matters
Environmental Matters
Related Party Transactions
Brokers
Customers and Suppliers
Client Billings
Insurance
Books and Records
No Other Representations or Warranties.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
SUB
SECTION 5.1
SECTION 5.2
SECTION 5.3
SECTION 5.4
SECTION 5.5
SECTION 5.6
SECTION 5.7
SECTION 5.8
SECTION 5.9
SECTION 5.10
SECTION 5.11
SECTION 5.12
SECTION 5.13
SECTION 5.14
SECTION 5.15
SECTION 5.16
SECTION 5.17

Authority
Organization
Parent Common Stock
Certificate of Incorporation and Bylaws.
Reports and Financial Statements
Validity of Parent Common Stock
Absence of Certain Changes or Events
Form S-3 Eligibility
Conflicts
Governmental Consents, Approvals, Etc
Litigation and Governmental Orders
Solvency.
Due Diligence Investigation
Brokers
No Prior Activities
Financial Ability to Perform
[Reserved]

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PACE
SECTION 6.1 SECTION 6.2	Authorization Ownership

ARTICLE VII. ADDITIONAL AGREEMENTS
SECTION 7.1 SECTION 7.2 SECTION 7.3 SECTION 7.4 SECTION 7.5 SECTION 7.6 SECTION 7.7 SECTION 7.8 SECTION 7.9 SECTION 7.10 SECTION 7.11 SECTION 7.12 SECTION 7.13 SECTION 7.14 SECTION 7.15 SECTION 7.16	Conduct of the Company Prior to the Effective Time
Access to Information
Confidentiality
Efforts; Consents; Regulatory and Other Authorizations
Further Action
Indemnification; Directors’ and Officers’ Insurance
Employee Benefit Matters
Transfer Taxes
Disclosure Schedules; Supplementation and Amendment of Schedules
280G Covenant
Exclusivity.
[Reserved]
Shelf Registration Statement
[Reserved].
[Reserved]
Securities Law Compliance

ARTICLE VIII. CONDITIONS TO CLOSING
SECTION 8.1 SECTION 8.2	Conditions to Obligations of the Company Conditions to Obligations of Parent and Merger Sub

ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER
SECTION 9.1 SECTION 9.2	Termination Effect of Termination

ARTICLE X. INDEMNIFICATION
SECTION 10.1 SECTION 10.2 SECTION 10.3 SECTION 10.4 SECTION 10.5 SECTION 10.6 SECTION 10.7 SECTION 10.8	Survival of Representations
Right to Indemnification
Limitations on Liability.
Defense of Third-Party Claims
Subrogation
Limitation on Damages
Characterization of Indemnification Payments
Valuation of Parent Common Stock in Indemnity Escrow Fund

ARTICLE XI. GENERAL PROVISIONS
SECTION 11.1
SECTION 11.2
SECTION 11.3
SECTION 11.4
SECTION 11.5
SECTION 11.6
SECTION 11.7
SECTION 11.8
SECTION 11.9
SECTION 11.10
SECTION 11.11
SECTION 11.12
SECTION 11.13
SECTION 11.14
SECTION 11.15
SECTION 11.16
Expenses
Exclusive Remedy
Notices
Public Announcements
Interpretation
Severability
Entire Agreement
Assignment
No Third-Party Beneficiaries
Waivers and Amendments
Governing Law; Consent to Jurisdiction
Waiver of Jury Trial
Exclusivity of Representations and Warranties
Equitable Remedies
Counterparts
Time is of the Essence.

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H	– – – – – – – –	Certificate of Merger
Escrow Agreement
Registration Rights and Earnout Stock Agreement
Investment Agreement
Plan of Distribution
Opinion of Dewey & LeBoeuf LLP
Opinion of Latham & Watkins LLP
Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 11, 2008 by and among Blackboard Inc., a Delaware corporation (“Parent”), Bookstore Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), The NTI Group, Inc., a Delaware corporation (the “Company”), and Pace Holdings, LLC, a Delaware limited liability company (“Pace”) solely for purposes of Articles III, VI, X and XI.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.0001 per share of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement;

WHEREAS, the holders of a majority of the issued and outstanding shares of the Company Common Stock entitled to vote on the Merger, concurrently with the execution of this Agreement, have approved and adopted this Agreement and the Merger;

WHEREAS, concurrently with the execution of this Agreement, the stockholders of Merger Sub have approved and adopted this Agreement and the Merger; and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any demand, claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Aggregate Exercise Price” means the sum of all of the exercise prices for outstanding Company Options that were exercisable immediately prior to the Effective Time (and are to be cancelled pursuant to Section 2.7) multiplied by the number of shares of Company Common Stock for which such Company Options are exercisable at each such exercise price.

“Agreement” has the meaning set forth in the Preamble.

“Annual Client Contract Value” has the meaning set forth in Section 4.21(c).

“Another Transaction” has the meaning set forth in Section 7.11(a).

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Business” means the business and operations of the Company, as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Los Angeles, California.

“Buyer Parties” has the meaning set forth in Section 10.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Clients” has the meaning set forth in Section 4.21(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” means the aggregate amount of all cash, restricted cash, cash equivalents and marketable securities of the Company as of the Closing Date; provided, however, any cash used by the Company to fund Special Bonuses at or after the Closing shall not be included in Closing Cash.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.8(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” and “Company Benefit Plans” have the meaning set forth in Section 4.16(a).

“Company Bylaws” has the meaning set forth in Section 4.2(a).

“Company Certificate of Incorporation” has the meaning set forth in Section 4.2(a).

“Company Certificates” has the meaning set forth in Section 3.1(a).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Employee” means each employee of the Company.

“Company Financial Statements” has the meaning set forth in Section 4.6.

“Company Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Company Option Plans” means (i) the Company’s Amended and Restated 2005 Equity Incentive Plan and (ii) Stock Option Grant Notice and Stock Option Agreement (Non-Employee Option Agreement with Avabal, LLC).

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plans or pursuant to individual stock option agreements.

“Company Subsidiary” has the meaning set forth in Section 4.2(b).

“Company Transaction Expenses” means (i) the fees and disbursements payable by the Company to UBS referenced in Section 4.20; (ii) the fees and disbursements payable to legal counsel or accountants of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; and (iii) all other miscellaneous expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing clauses (ii) and (iii) shall not include any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, including without limitation, the advisory fee payable to Wachovia Capital Markets, LLC and the fees and expenses of Parent’s attorneys, accountants and other advisors.

“Confidentiality Agreement” means the Non-Disclosure Agreement between the Company and the Parent, dated as of August 9, 2007.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Copyrights” means registered copyrights, copyright applications and unregistered copyrights.

“Current Balance Sheet” has the meaning set forth in Section 4.6.

“Damages” means any liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable attorneys fees and expenses). The parties hereto hereby acknowledge and agree that “Damages” will be calculated without applying any multiple of revenue or earnings to any out-of-pocket liabilities, losses, damages, penalties, fines, costs or expenses incurred.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 3.2.

“Earnout Stock” has the meaning set forth in Section 2.9.

“Effective Time” has the meaning set forth in Section 2.4.

“Encumbrance” means any security interest, pledge, mortgage, option, lease, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other similar encumbrance.

“Environmental Law” has the meaning set forth in Section 4.18(d).

“Equityholder” means any holder of Company Common Stock or Company Options that is entitled to receive Per Share Consideration, Per Share Unaccredited Stockholder Consideration or Per Option Consideration under Section 2.6 or Section 2.7, as the case may be, and that has not perfected its appraisal rights pursuant to Section 3.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 3.1(b).

“Escrow Agreement” has the meaning set forth in Section 3.1(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.8(a).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.8(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.8(a).

“Exchange Act” has the meaning set forth in Section 5.5(a).

“Exclusivity Period” has the meaning set forth in Section 7.11(a).

“Expiration Date” has the meaning set forth in Section 10.1(a).

“Final Net Working Capital” has the meaning set forth in Section 2.8(b).

“Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock held by Unaccredited Stockholders), plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all outstanding Company Options that were exercisable immediately prior to the Effective Time and are to be cancelled pursuant to Section 2.7, less (iii) the aggregate number of shares of Company Common Stock, if any, to be cancelled at the Effective Time pursuant to Section 2.6(a).

“GAAP” means generally accepted accounting principles in the United States.

“Good Faith Damages Estimate” has the meaning set forth in Section 10.1(a).

“Governmental Authority” means any government, any governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Hazardous Material” has the meaning set forth in Section 4.18(d).

“Hazardous Waste” has the meaning set forth in Section 4.18(d).

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Indemnitee” has the meaning set forth in Section 10.4(a).

“Indemnitor” has the meaning set forth in Section 10.4(a).

“Indemnity Escrow Amount” has the meaning set forth in Section 3.1(a).

“Indemnity Escrow Fund” has the meaning set forth in Section 3.1(b).

“Indemnity Escrow Shares” has the meaning set forth in Section 3.1(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.8(a)(ii).

“Investment Agreement” means an agreement, in the form attached as Exhibit D, with each of the Company’s Stockholders (excluding any Stockholder that is not receiving Parent Common Stock hereunder) providing that all shares of Parent Common Stock issuable as Per Share Consideration under this Agreement will be transferable at the following time and for the following amounts: (i) one-third transferable any time after the Closing; (ii) one-third transferable any time after ninety (90) days following the Closing; and (iii) one-third transferable any time after one hundred eighty (180) days following the Closing.

“Knowledge of the Company” or “Company’s Knowledge” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge of Robin Richards, Paul Ouyang, Bruce Worman, Josh Roth, Brendon Cotter, Thomas Motter, and Gigi Goodling.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, Governmental Order or regulation or code of any Governmental Authority of competent jurisdiction.

“Leased Real Property” has the meaning set forth in Section 4.13(a).

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Listed Contract” and “Listed Contracts” have the meaning set forth in Section 4.15(a).

“Material Adverse Effect” means any change, effect or circumstance that is, or would reasonably be expected to be, materially adverse to the business, operations, financial condition or results of operations of the Company or that materially and adversely affects the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (ii) conditions affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent; (iv) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (v) the taking of any action by Parent or any of Parent’s Subsidiaries; (vi) any change in GAAP or applicable Laws (or interpretation thereof); (vii) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) any event, occurrence, circumstance or trend related to the Company or its business, results of operations or financial condition that, to the actual knowledge of Parent, exists as of the date hereof (including any item or items set forth in the Company Disclosure Schedule); (ix) any action required to be taken under applicable Laws, including any actions taken or required to be taken by the Company in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws; or (x) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period.

“Merger” has the meaning set forth in the Recitals.

“Merger Consent” has the meaning set forth in Section 7.4(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Working Capital” means current assets less the current liabilities of the Company, subject to the following: (A) all cash, cash equivalents and marketable securities shall be excluded from current assets; (B) SVB Indebtedness Shortfall, if any, shall be excluded from current liabilities; (C) any Special Bonuses shall be excluded from current liabilities; and (D) unpaid Company Transaction Expenses, if any, shall be excluded from current liabilities.

“Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.8(a)(i).

“Notice of Objection” has the meaning set forth in Section 2.8(a)(ii).

“Objection Period” has the meaning set forth in Section 2.8(a)(ii).

“Option Cash Payment” has the meaning set forth in Section 2.7.

“Optionholder” means the holder of a Company Option.

“Pace” has the meaning set forth in the Preamble.

“Parent” has the meaning set forth in the Preamble.

“Parent Average Closing Price” has the meaning set forth in Section 2.6(b)(iv).

“Parent Average Signing Price” has the meaning set forth in Section 2.6(b)(v).

“Parent Bylaws” has the meaning set forth in Section 5.4.

“Parent Certificate” has the meaning set forth in Section 5.4.

“Parent Common Stock” has the meaning set forth in Section 2.6(b)(iii).

“Parent SEC Filings” has the meaning set forth in Section 5.5(b).

“Parent Shelf Registration Statement” has the meaning set forth in Section 7.13.

“Parent Subsidiaries” has the meaning set forth in Section 5.11.

“Patents” shall mean all issued or filed patents and patent applications.

“Per Option Consideration” has the meaning set forth in Section 2.7.

“Per Share Consideration” has the meaning set forth in Section 2.6(b).

“Per Share Unaccredited Stockholder Consideration” has the meaning set forth in Section 2.6(c).

“Per Share Value” has the meaning set forth in Section 2.6(b)(i).

“Permit” means any license, franchise or permit with any Governmental Authority required by applicable Law for the operation of the Business.

“Permitted Encumbrances” means (i) all statutory or other liens for current Taxes or assessments which are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) all Laws and Governmental Orders; (iv) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (v) Encumbrances that will be released and discharged at or prior to the Closing; (vi) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (vii) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records; and (viii) all other covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Potential Unaccredited Stockholders” means those Stockholders listed on Schedule 1.1 under the heading “Potential Unaccredited Stockholders.”

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Preliminary Merger Consideration” has the meaning set forth in Section 2.6(b)(i).

“Pro Rata Share” means the percentage ownership of each Equityholder in the Company based on the Fully Diluted Common Number.

“Proprietary Rights” shall mean all of the Company’s Copyrights, Trademarks, Patents, technology rights and licenses, computer software (including without limitation any source or object codes therefore or documentation relating thereto), domain names, web sites, trade secrets, franchises, know how, inventions, designs, specifications, plans, drawings and other intellectual property rights.

“Public Software” has the meaning set forth in Section 4.14(h).

“Registration Rights Agreement” has the meaning set forth in Section 8.2(j).

“Registration Rights and Earnout Stock Agreement” means the agreement, in the form attached hereto as Exhibit C, entered into between the Parent and each person who may receive Earnout Stock.

“Related Party” means: (i) each Person who owns beneficially or of record at least 10% of the outstanding Company Common Stock; (ii) each individual who is an officer or director of the Company; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Required Company Stockholder Vote” has the meaning set forth in Section 4.1.

“SEC” has the meaning set forth in Section 5.4.

“Solvent” has the meaning set forth in Section 5.12.

“Special Bonuses” means an amount up to Five Million Four Hundred Thousand Dollars ($5,400,000) to be paid at or as soon as practical after the Closing by either the Company out of its cash available at Closing or by Parent as part of the Special Bonuses Shortfall to certain employees, independent contractors, and/or consultants (subject to all applicable withholdings, if any) of the Company in the manner set forth in Schedule 1.1 under the heading “Special Bonuses” hereto; provided, however, such Schedule 1.1 shall be delivered at the Closing; provided, further, no portion of the Special Bonuses shall be used to pay any amounts to Pace, Robin Richards or Paul Ouyang; provided, further, such allocations shall be subject to the approval of stockholders pursuant to Section 7.10.

“Special Bonuses Shortfall” means Five Million Four Hundred Thousand Dollars ($5,400,000) less any Special Bonuses paid by the Company at or after the Closing out of its cash available.

“Stockholder” means a holder of Company Common Stock.

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least a majority of the outstanding equity interests of such entity.

“Suppliers” has the meaning set forth in Section 4.21(b).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“SVB Indebtedness” means all amounts owed to Silicon Valley Bank pursuant to (i) the Loan and Security Agreement, dated as of March 3, 2004, as amended, by and between the Company and Silicon Valley Bank and (ii) the Loan and Security Agreement, dated as of June 27, 2006, as amended, by and between the Company and Silicon Valley Bank.

“SVB Indebtedness Shortfall” has the meaning set forth in Section 7.1(b).

“Target Net Working Capital” means negative Fifteen Million Dollars

(-$15,000,000).

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (including the recapture of any Taxes), including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Technology” means tangible embodiments of Proprietary Rights, including know-how and works of authorship.

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

“Trading Day” means a day on which a closing price for purchases and sales of Parent Common Stock is reported by the Nasdaq Global Market.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).

“UBS” means UBS Investment Bank.

“Unaccredited Stockholders” means any of those Potential Unaccredited Stockholders, as set forth on Schedule 1.1 under the heading “Potential Unaccredited Stockholders” who have elected pursuant to Section 2.6(c) hereof to receive Per Share Unaccredited Stockholder Consideration in lieu of Per Share Consideration.

“Unaccredited Stockholders Cash Payment” has the meaning set forth in Section 2.6(c).

“Working Capital Escrow Fund” has the meaning set forth in Section 2.6(b)(i).

ARTICLE II.

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 2.2 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

SECTION 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, San Diego, California on a date to be mutually agreed to by the parties hereto, which date shall be no later than ten (10) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing (such date hereinafter, the “Closing Date”).

SECTION 2.4 Effective Time. Contemporaneously with or as promptly as practicable after the Closing, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective when the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware (the “Effective Time”).

SECTION 2.5 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, provided, that such certificate of incorporation shall reflect as of the Effective Time “The NTI Group, Inc.” as the name of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Certificate of Incorporation and applicable Law.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(c) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each share of Company Common Stock that is held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.6(a), other than shares of Company Common Stock to be exchanged for cash in accordance with Section 2.6(c) and other than Dissenting Shares) shall be converted at the Effective Time into the Per Share Cash Consideration and the Per Share Stock Consideration (collectively, the “Per Share Consideration”). Each such share of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Company Common Stock, as applicable, shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration with respect to each such share of Company Common Stock.

(i) The “Per Share Value” shall be an amount (adjusted to the nearest whole cent) equal to (A) (1) One Hundred Ninety-Nine Million Dollars ($199,000,000) (the “Preliminary Merger Consideration”), plus (2) the Closing Cash, plus (3) the Estimated Net Working Capital Adjustment, if positive, less (4) the Estimated Net Working Capital Adjustment, if negative, plus (5) the Aggregate Exercise Price, less (6) the Company Transaction Expenses, less (7) the Special Bonuses Shortfall, less (8) the SVB Indebtedness Shortfall, if any, paid by Parent to Silicon Valley Bank in accordance with Section 3.1(d)(iv), less (9), the value (as determined in Section 2.9) of the Earnout Stock, less (10) Two Million Dollars ($2,000,000) (the value of the “Working Capital Escrow Fund”) divided by (B) the Fully Diluted Common Number.

(ii) The “Per Share Cash Consideration” shall be an amount in cash (adjusted to the nearest whole cent) equal to (A) (1) One Hundred Thirty-Two Million Dollars ($132,000,000), less (2) the Unaccredited Stockholders Cash Payment, less (3) the Option Cash Payment, less (4) the Company Transaction Expenses, less (5) the Special Bonuses Shortfall, less (6) the SVB Indebtedness Shortfall, if any, paid by Parent to Silicon Valley Bank in accordance with Section 3.1(d)(iv) divided by (B) (1) the Fully Diluted Common Number, less (2) the aggregate number of shares of Company Stock held by the Unaccredited Stockholders, less (3) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all outstanding Company Options that were exercisable immediately prior to the Effective Time and are to be cancelled pursuant to Section 2.7.

(iii) The “Per Share Stock Consideration” shall be that number of shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) equal to the (A) (1) the Per Share Value, less (2) the Per Share Cash Consideration, divided by (B) the Parent Average Closing Price.

(iv) The “Parent Average Closing Price” shall be an amount (adjusted to the nearest whole cent) equal to the average closing price of the Parent Common Stock as publicly reported by the Nasdaq Global Market over the twenty (20) Trading Days ending three (3) Trading Days prior to the Closing Date (adjusted, as appropriate, for any stock split, stock dividend, reclassification, recapitalization or similar event); provided, that, (A) if such amount is greater than 1.10 multiplied by the Parent Average Signing Price, then the Parent Average Closing Price shall equal 1.10 multiplied by the Parent Average Signing Price and (B) if such amount is less than 0.90 multiplied by the Parent Average Signing Price, then the Parent Average Closing Price shall equal 0.90 multiplied by the Parent Average Signing Price. For the purposes of this Agreement, the per share value of Parent Common Stock shall be deemed to equal the Parent Average Closing Price.

(v) The “Parent Average Signing Price” shall be an amount (adjusted to the nearest whole cent) equal to the average closing price of the Parent Common Stock as publicly reported by the Nasdaq Global Market over the twenty (20) Trading Days ending three (3) Trading Days prior to the date hereof (adjusted, as appropriate, for any stock split, stock dividend, reclassification, recapitalization or similar event).

(c) To the extent that a Potential Unaccredited Stockholder elects in writing (by delivery of written notice to the Company’s President describing such election) not less than five (5) Business Days after the date hereof, to receive an amount of cash (adjusted to the nearest whole cent), without interest, equal to the Per Share Value (“Per Share Unaccredited Stockholder Consideration”) in lieu of the Per Share Consideration (and thus elects to be an “Unaccredited Stockholder” for purposes of this Agreement), each share of such Unaccredited Stockholder’s Company Common Stock shall be converted at the Effective Time into the right to receive an amount in cash, without interest, equal to the Per Share Unaccredited Stockholder Consideration. Each such share of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a Company Certificate representing any such shares of Company Common Stock, as applicable, shall cease to have any rights with respect thereto, except the right to receive the Per Share Unaccredited Stockholder Consideration with respect to each such share of Company Common Stock. “Unaccredited Stockholders Cash Payment” means the aggregate amount of Per Share Unaccredited Stockholder Consideration paid to Unaccredited Stockholders.

(d) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.7 Treatment of Company Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised Company Option (whether or not issued and whether or not then exercisable or vested) shall, immediately prior to the Effective Time, be cancelled and, in exchange therefore, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement thereof, cash, without interest, equal to (i) the Per Share Value, multiplied by the aggregate number of shares of Company Common Stock issuable upon exercise in full of such Company Option, minus (ii) the aggregate cash exercise price payable upon exercise of such Company Option (the “Per Option Consideration”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the amount contemplated by this Section 2.7. “Option Cash Payment” means the aggregate Per Option Consideration paid to the Optionholders.

SECTION 2.8 Merger Consideration Adjustment. The Estimated Net Working Capital and Final Net Working Capital will be calculated as follows:

(a) The Company will deliver to Parent not less than three (3) or more than ten (10) Business Days prior to the anticipated Closing Date, a statement (the “Estimated Net Working Capital Statement”), that will set forth a good faith estimate of the Net Working Capital of the Company as of the close of business on the anticipated Closing Date (the “Estimated Net Working Capital”). If the Estimated Net Working Capital is less than the Target Net Working Capital, the Preliminary Merger Consideration payable at the Closing as provided in Section 2.6(b) shall be reduced by the absolute value of such difference. If Estimated Net Working Capital is greater than the Target Net Working Capital, the Preliminary Merger Consideration payable at Closing as provided in Section 2.6(b) shall be increased by the amount of such difference. Such difference is referred to herein as the “Estimated Net Working Capital Adjustment.”

(i) Within thirty (30) days after the Closing Date, the Parent and the Company shall prepare and deliver to Pace a statement (the “Net Working Capital Adjustment Statement”) showing in reasonable detail its computation of the Net Working Capital as of the close of business on the Closing Date (“Closing Date Net Working Capital”). The Net Working Capital Adjustment Statement shall be prepared in good faith and in accordance with GAAP applied on a basis consistent with that used in the preparation of the Estimated Net Working Capital Statement. As an example only, the calculation of the Closing Date Net Working Capital as if the Closing Date had been November 30, 2007 is set forth on Schedule 2.8(a)(i). Pace shall have the opportunity to review any work papers prepared by the Company in connection with the preparation of the Net Working Capital Adjustment Statement.

(ii) Within thirty (30) days after receipt of the Net Working Capital Adjustment Statement (the “Objection Period”), Pace by written notice to Parent and the Company may object to the Closing Date Net Working Capital as set forth in the Net Working Capital Adjustment Statement, setting forth in such notice Pace’s objection in reasonable detail, specifying the basis for such objection and the amount in dispute (“Notice of Objection”). During the first twenty (20) days following the date upon which Parent received a Notice of Objection, the Parent and Pace shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Objection. If at the end of such twenty (20) day period all disputed items are not resolved, the remaining disputed items shall be submitted for resolution to an independent accounting firm of national reputation mutually acceptable to Pace and the Parent (the “Independent Accounting Firm”), which shall, within thirty (30) calendar days after such submission, determine and report to Pace and the Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Parent and Pace in inverse proportion as they may prevail on the disputed items resolved by the Independent Accounting Firm, utilizing the values of such items as initially submitted by the parties to the Independent Accounting Firm. Such proportional allocations shall be determined by the Independent Accounting Firm at the time its determination is rendered on the disputed items. In the event that any amounts are owed by Pace, Pace shall have the ability to use amounts from the Working Capital Escrow Fund to pay such expenses, as provided in the Escrow Agreement (as defined in Section 3.1(b)).

(b) If Pace does not deliver a Notice of Objection during the Objection Period, then the calculation of the Closing Date Net Working Capital as set forth in the Working Capital Adjustment Statement shall be deemed to have been accepted. The term “Final Net Working Capital” shall mean (i) the Closing Date Net Working Capital as set forth in the Net Working Capital Adjustment Statement if Pace accepts the Net Working Capital Adjustment Statement as delivered or does not deliver a Notice of Objection during the Objection Period, or (ii) the Closing Date Net Working Capital determined pursuant to Section 2.8(a)(ii) above, if the Pace delivers a Notice of Objection during the Objection Period.

(c) If the Final Net Working Capital is less than the Estimated Net Working Capital, then shares of Parent Common Stock (valued at the Parent Average Closing Price) having a value equal to the entire difference between the Final Net Working Capital and the Estimated Net Working Capital shall be delivered to the Parent from the Working Capital Escrow Fund pursuant to the terms of the Escrow Agreement. In the event that the Final Net Working Capital is less than the Estimated Net Working Capital by more than the value of the Working Capital Escrow Fund, the Parent shall not be entitled to any additional amounts. The Working Capital Escrow Fund shall be the Parent’s sole and exclusive remedy against the Equityholders for the difference between the Final Net Working Capital and the Estimated Net Working Capital.

(d) If the Final Net Working Capital is greater than the Estimated Net Working Capital, then shares of Parent Common Stock (valued at the Parent Average Closing Price) having a value equal to the entire difference between the Final Net Working Capital and the Estimated Net Working Capital shall be delivered by Parent to each Equityholder in accordance with its respective Pro Rata Share, and the Escrow Agent shall release all cash and shares of Parent Common Stock held in the Working Capital Escrow Account to each Equityholder in accordance with its respective Pro Rata Share, subject to the provisions of Section 2.8(f).

(e) If a Notice of Objection is delivered to Parent during the Objection Period, (x) shares of Parent Common Stock (valued at the Parent Average Closing Price) having a value equal to the net undisputed amount due from the Working Capital Escrow Account to Parent or from Parent to Equityholders (as the case may be) shall be delivered within three (3) Business Days after delivery of such Notice of Objection, and (y) shares of Parent Common Stock (valued at the Parent Average Closing Price) having a value equal to the remaining amount, if any, due from the Working Capital Escrow Account to Parent or from Parent to Equityholders (as the case may be) shall be delivered within three (3) Business Days after the date all disputed items are finally resolved pursuant to Section 2.8(a)(ii).

(f) In the event that shares of Parent Common Stock, if any, would otherwise be distributable to Optionholders or Unaccredited Stockholders pursuant to this Section 2.8, Parent shall instead deliver cash in lieu of shares of Parent Common Stock (valued at the Parent Average Closing Price) to such Optionholders or Unaccredited Stockholders and Parent shall be entitled to receive from the Working Capital Escrow Fund the shares of Parent Common Stock for which each was paid pursuant to this provision.

SECTION 2.9 Earnout Stock. At the Effective Time, Parent shall deliver executed Registration Rights and Earnout Stock Agreements providing that certain members of the Company’s management shall have the right to receive Parent Common Stock (the “Earnout Stock”) having an aggregate value equal to Seventeen Million Dollars ($17,000,000) (valued at the Parent Average Closing Price) subject to the satisfaction of certain conditions contained therein. Such Earnout Stock shall be allocated as determined by the Board of Directors of the Company after the date hereof and prior to the Closing; provided, however, all such allocations shall be subject to the approval of the Company’s stockholders pursuant to Section 7.10. Following such stockholder approval and prior to the Closing, the Company shall prepare and deliver to Parent a schedule setting forth the allocation of Earnout Stock, and such schedule shall become Schedule 2.9 hereto.

ARTICLE III.

PAYMENTS TO STOCKHOLDERS AND OPTIONHOLDERS

SECTION 3.1 Payments to Stockholders and Optionholders.

(a) Payments to Stockholders. At the Closing, with respect to each Stockholder (including an Unaccredited Stockholder) that as of the Closing has delivered to the Surviving Corporation for cancellation the stock certificates representing such Stockholder’s shares of Company Common Stock (collectively, such Stockholder’s “Company Certificates”) together with an executed and completed copy of the letter of transmittal referred to in Section 3.1(e), Parent shall, or shall cause the Surviving Corporation to, deliver the aggregate amount of consideration to be delivered to such Stockholder pursuant to Section 2.6, except that shares of Parent Common Stock (the “Indemnity Escrow Shares”) (valued at the Parent Average Closing Price) having a value equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Indemnity Escrow Amount”) shall be withheld solely from the consideration that would otherwise be delivered to Pace.

(b) Deposit of Shares into Escrow. At the Closing, Parent shall, or shall cause the Surviving Corporation to, deposit shares of Parent Common Stock (valued at the Parent Average Closing Price) with a value equal to the Working Capital Escrow Fund (as defined in Section 2.6(b)(i)) and the Indemnity Escrow Amount (the “Indemnity Escrow Fund”) with American Stock Transfer & Trust Company (the “Escrow Agent”) to hold in accordance with the terms of the escrow agreement to be executed at Closing by Parent, the Escrow Agent and Pace in the form attached hereto as Exhibit B (the “Escrow Agreement”).

(c) Payments to Optionholders. At the Closing, Parent shall pay the Company the Option Cash Payment payable to the Optionholders (which the Company shall pay to the Optionholders, after deduction of applicable income and employment tax withholdings, as well as any other required withholdings, as soon as practical after the Closing).

(d) Other Actions.

(i) At the Closing, Parent shall, or shall cause the Surviving Corporation to, pay the Company Transaction Expenses.

(ii) At or as soon as practical after the Closing, subject to Section 2.6(b)(i), Company shall, in its sole discretion pay all or part of the Special Bonuses,

(iii) At or as soon as practical after the Closing, Parent shall, or shall cause the Surviving Corporation to, pay the Special Bonuses Shortfall.

(iv) At the Closing, Parent shall, or shall cause the Surviving Corporation to, pay the SVB Indebtedness Shortfall, if any, to Silicon Valley Bank to the account or accounts designated by Silicon Valley Bank by means of a wire transfer of immediately available funds.

(e) Exchange Procedures. To the extent that any Stockholder has not delivered the Company Certificates representing all of such Stockholder’s shares of Company Common Stock as of the Closing, then, promptly after the Effective Time, the Surviving Corporation shall mail to such Stockholder: (i) a letter of transmittal (in a form reasonably acceptable to Parent and the Surviving Corporation), which shall specify that the delivery of the consideration to be delivered to such Stockholder under this Agreement shall be effected, and risk of loss and title to Company Common Stock held by such Stockholder shall pass, only upon delivery of the applicable Company Certificates and shall contain representations and warranties as to ownership and title to such Company Common Stock, and (ii) instructions for effecting the surrender of each Company Certificate in exchange for the consideration to be delivered to such Stockholder pursuant to Section 2.6. Upon surrender of a Company Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificates so surrendered shall forthwith be canceled, and the holder of the Company Certificate shall be entitled to receive in exchange therefor, subject to Section 3.1(a), the consideration to be delivered to such holder pursuant to Section 2.6, without interest thereon, as such amounts may be adjusted pursuant to Section 2.8. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the consideration payable pursuant to Section 2.6, as such amounts may be adjusted pursuant to Section 2.8.

(f) Lost, Stolen or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and (ii) the execution and delivery to the Surviving Corporation by such Person of an indemnity agreement in customary form and substance, Parent or the Surviving Corporation shall, subject to Section 3.1(a), deliver, in exchange for such lost, stolen or destroyed Company Certificate, the consideration that such Person would have been entitled to receive had such Person surrendered such lost, stolen or destroyed Company Certificate to the Surviving Corporation pursuant to Section 2.6(b), Section 2.6(c) or Section 2.7.

(g) No Liability. Notwithstanding anything to the contrary in this Section 3.1, neither the Company, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid or property properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) No Fractional Shares. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction multiplied by the Parent Average Closing Price.

SECTION 3.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who did not execute the Merger Consent (as defined in Section 7.4(c)) and who have properly exercised appraisal rights with respect thereto in accordance with the DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Per Share Consideration, and holders of such shares of Company Common Stock shall be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Consideration, without any interest thereon. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

SECTION 3.3 No Further Ownership Rights in Shares of Company Common Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Common Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Common Stock (other than shares to be cancelled pursuant to Section 2.6(a) or Dissenting Shares), the right to surrender his or her Company Certificate in exchange for delivery of the consideration deliverable for such holder under this Agreement or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Common Stock pursuant to the DGCL, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.

SECTION 3.4 Withholding Rights. Each of Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder and timely remit to the appropriate Governmental Authority such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law (including under Section 1445 of the Code, if applicable); provided, however, that Parent, the Surviving Corporation or the Escrow Agent shall notify any Equityholder from whom funds are properly withheld of the amount of such withholding; provided, further, that Parent, the Surviving Corporation or the Escrow Agent shall provide any Equityholder from whom funds are properly withheld with a receipt or other available evidence showing payment of such withheld amounts to the appropriate Governmental Authority within thirty (30) days following the date of such withholding. To the extent that amounts are so withheld, timely remitted and documented by Parent, the Surviving Corporation or the Escrow Agent in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Escrow Agent.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company, Parent and Merger Sub, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exception or qualification to any other applicable representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows, as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date):

SECTION 4.1 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of the Company and by the holders of a majority of the outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 4.2 Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not have a Material Adverse Effect. True and complete copies of the Certificate of Incorporation (the “Company Certificate of Incorporation”) and Bylaws (the “Company Bylaws”) of the Company, each as amended and in effect as of the date of this Agreement, have been made available to Parent or its advisors.

(b) The Company has one wholly-owned subsidiary, Notification Technologies, Inc., a Delaware corporation (the “Company Subsidiary”). Except as disclosed in Section 4.2(b) of the Company Disclosure Schedule, the Company Subsidiary does not own and has never owned any assets, does not have and has never had any Liabilities and does not conduct and has never conducted any business or other operations. The Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. True and complete copies of the certificate of incorporation and bylaws of the Company Subsidiary, each as amended and in effect as of the date of this Agreement, have been made available to Parent or its advisors. The Company does not have any other Subsidiaries and does not own or hold any equity interest of any kind in any Person.

SECTION 4.3 Company Common Stock.

(a) The authorized capital stock of the Company consists of 50,000,000 shares, all of which have been designated Company Common Stock. 47,406,121 shares of Company Common Stock have been issued and are outstanding and zero (0) shares are issued and held as treasury shares by the Company. All such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. Section 4.3(a) of the Company Disclosure Schedule sets forth the name of each holder of shares of Company Common Stock and the number of shares of Company Common Stock held of record by each such stockholder. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Common Stock that will not be satisfied by the payment of the consideration hereunder.

(b) There are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, relating to the Company Common Stock obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock, other than outstanding Company Options representing the right to purchase an aggregate of 2,182,726 shares of Company Common Stock. Section 4.3(b) of the Company Disclosure Schedule sets forth the name of each Optionholder, the number of Company Options held by such Optionholder, with vested and unvested amounts separately reflected, and the exercise price of each Company Option. Any shares of Company Common Stock issued upon exercise of any Company Option will be duly authorized and validly issued, fully paid and nonassessble. All Company Options will terminate upon the Closing.

(c) Except as set forth on Section 4.3(c) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of the Company to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of the Company; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any shares of capital stock of the Company.

SECTION 4.4 Conflicts. Assuming all consents, waivers, approvals, authorizations, orders, permits, declarations, filings, registrations and notifications and other actions set forth in Section 4.5 have been obtained or made, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the Company Certificate of Incorporation or Company Bylaws; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or its assets or properties, (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Contract to which the Company is a party, or by which any of the assets or properties of the Company is bound or affected or (iv) result in the creation of any Encumbrance on any of the assets or properties of the Company, except, in the case of clauses (ii) and (iii) of this Section 4.4, as would not have a Material Adverse Effect.

SECTION 4.5 Governmental Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except: (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws; and (iii) such filings as may be required under the HSR Act.

SECTION 4.6 Financial Statements. The Company has prepared, or caused to be prepared, and has delivered to Parent or its advisors the audited financial statements of the Company (including the balance sheet and the related statements of income and cash flows of the Company) as of and for each of the Company’s three most recently completed fiscal years (the “Audited Company Financial Statements”) and unaudited financial statements of the Company (including the balance sheet and the related statements of income and cash flows of the Company) as of and for the eleven month period ended November 30, 2007 (the “Unaudited Company Financial Statements” and together with the Audited Company Financial Statements the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Company Financial Statements may not contain all of the notes required by GAAP) and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Company Financial Statements to normal recurring year-end adjustments. The balance sheet of the Company as of November 30, 2007 shall be referred to in this Agreement as the “Current Balance Sheet” and November 30, 2007 shall be referred to in this Agreement as the “Balance Sheet Date.” The Company’s internal controls and procedures are sufficient to ensure that the Company Financial Statements are accurate in all material respects. The Company’s internal controls and procedures are free from material weaknesses. All accounts, books and ledgers related to the Company’s business are properly kept, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

SECTION 4.7 Undisclosed Liabilities. The Company has no material Liability except (i) as reflected in, reserved against or disclosed in the Company Financial Statements; (ii) as are current Liabilities incurred in the ordinary course of business since the Balance Sheet Date; (iii) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet; or (iv) for Liabilities disclosed in the Company Disclosure Schedule.

SECTION 4.8 Certain Changes or Events. Since the Balance Sheet Date, except as contemplated by or disclosed in this Agreement or as set forth in Section 4.8 of the Company Disclosure Schedule, the Company has conducted its business only in the ordinary course, and there has not been (i) any event or development that would, individually or in the aggregate, have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) or redemption with respect to the Company Common Stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have a Material Adverse Effect or (iv) any change in accounting methods, principles or practices affecting the Company, except as required or permitted by GAAP.

SECTION 4.9 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Authority, and all such Tax Returns are complete and accurate in all material respects. All Taxes due, whether or not shown on such Tax Returns, have been paid. All unpaid Taxes that are not yet due do not exceed the accruals and reserves for Taxes set forth on the Current Balance Sheet. The Company has no liability for any Tax obligation of any other taxpayer.

(b) No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company, which remains unpaid, except for any deficiencies (i) that are being contested in good faith by appropriate proceedings and (ii) with respect to which the failure to pay would not have a Material Adverse Effect. There are no actions, suits, investigations, claims, assessments, audits, examinations or other administrative or judicial proceedings currently ongoing or pending or, to the Company’s Knowledge, threatened, with respect to any Taxes or Tax Return of the Company. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company.

(c) There are no Encumbrances for Taxes (other than a Permitted Encumbrance) upon the assets of the Company.

(d) All Taxes required to be withheld or collected by the Company have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Authority.

(e) There are no outstanding extensions of time for filing any Tax Return of, or which includes, the Company.

(f) Schedule 4.9(f) lists all federal, state, local and foreign Tax Returns filed with respect to the Company on or after January 13, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(g) The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(h) The Company is not a party to, nor has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(i) The Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(l)(A)(ii).

(j) The Company has not participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

(k) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(l) No claim has been made by an authority in a jurisdiction where the Company has not filed Tax Returns asserting that the Company is or may be liable for Tax in that jurisdiction.

(m) The Company has not been a successor or a transferee of any other corporation at any time prior to the Closing Date.

SECTION 4.10 Litigation and Governmental Orders. Except as set forth on Section 4.10 of the Company Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company threatened, against the Company, any of the assets or properties of the Company, or any of the directors and officers of the Company in their capacity as directors or officers of the Company. Neither the Company nor its assets and properties is subject to any Governmental Order relating specifically to the Company or any of its assets or properties.

SECTION 4.11 Compliance with Laws. The Company is conducting the Business in material compliance with applicable Law.

SECTION 4.12 Permits. Section 4.12 of the Company Disclosure Schedule sets forth a list of all material Permits issued or held by the Company. Such listed Permits are the only Permits that are required to permit the Company to conduct the Business, other than such Permits the failure to possess which would not have, individually or in the aggregate, a Material Adverse Effect. All listed Permits are in full force and effect. Except as disclosed on Section 4.12 of the Company Disclosure Schedules, no such Permits will terminate or be impaired by virtue of the transactions contemplated hereby. The Company is in compliance in all respects with all its obligations with respect to the listed Permits, except for such failure to be in full force and effect, impairment or non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.13 Property.

(a) The Company does not own any real property. Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of each item of real property that is leased from or to a third party by the Company (“Leased Real Property”), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments thereof. The Company has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Company has valid and subsisting ownership or leasehold interests in all of the material assets and properties used or leased for use by the Company in connection with the conduct of the Business and all of the assets reflected on the Company Financial Statements, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) As of the date of this Agreement, there are no pending, or to the Knowledge of the Company threatened, condemnation or similar proceedings against the Company or otherwise relating to any of the Leased Real Property, and the Company has not received any notice of the same.

(d) Section 4.13(d) of the Company Disclosure Schedule lists individually, as of the date of the Balance Sheet Date, each fixed asset (within the meaning of GAAP) of the Company with a net book value in excess of $25,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the date of the Balance Sheet Date.

SECTION 4.14 Proprietary Rights.

(a) The Company owns or has valid right to use or license the Proprietary Rights and Technology used by it in connection with the normal conduct of the Business. There are no claims or demands of any other Person pertaining to any such Proprietary Rights and no proceedings have been instituted, or are pending or, to the Knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof. Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, the Company has the right to use, free and clear of claims or rights of other Persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

(b) Except for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software, all Patents, Copyrights, Trademarks, websites and domain names, that are owned by or licensed to the Company or used by the Company in connection with the normal conduct of the Business are listed on Section 4.14(b) of the Company Disclosure Schedule. The Company has not transferred ownership of any such Proprietary Rights and Technology to any other person or permitted such Proprietary Rights and Technology to lapse or enter into the public domain, except in the ordinary course of prosecuting patent applications.

(c) All material licenses or other material agreements under which the Company is granted Proprietary Rights and Technology are listed on Section 4.14(c) of the Company Disclosure Schedule, other than generally commercially available third party software that has not been modified by the Company. To the Knowledge of the Company, all said licenses or other agreements are in full force and effect, there is no material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto. True and complete copies of all such licenses or other agreements listed on Section 4.14(c) of the Company Disclosure Schedule, and any amendments thereto, have been provided to Parent.

(d) All material licenses or other material agreements under which the Company has granted to others Proprietary Rights owned or licensed by the Company are listed on Section 4.14(d) of the Company Disclosure Schedule. All of said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the Knowledge of the Company, any other party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Parent.

(e) To the Knowledge of the Company, the Company has taken all reasonable steps required in accordance with good business practice to establish and preserve its ownership or other interest in all Proprietary Rights with respect to its products, services and technology except where failure to take such steps would not have a Material Adverse Effect. All of the owned Proprietary Rights have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company, in each case who have executed agreements expressly assigning all right, title and interest in such Proprietary Rights to the Company. The Company has required all professional and technical employees and other employees, contractors and advisors having access to valuable non-public information of the Company to execute agreements under which such employees, contractors and advisors are required to maintain the confidentiality of all such information of the Company. The Company has not made any such information available to any Person other than employees of the Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. To the Knowledge of the Company, no Person is infringing on any of the Proprietary Rights of the Company.

(f) To the Knowledge of the Company the business, activities and products of the Company have not and do not infringe any Proprietary Rights of any other Person. As of the date of this Agreement, no proceeding charging the Company with infringement of any adversely held Proprietary Rights has been filed or, to the Knowledge of the Company, is threatened to be filed. To the Knowledge of the Company, there exists no unexpired Patent which includes claims that would be infringed by or otherwise adversely affect the activities or business of the Company. As of the date of this Agreement, to the Knowledge of the Company, the Company is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any past or present employee of the Company.

(g) Except as set forth on Section 4.14(g) of the Company Disclosure Schedule, there are no material agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound that involve indemnification by it with respect to infringement or misappropriation of Proprietary Rights and Technology.

(h) Section 4.14(h) of the Company Disclosure Schedule lists all Public Software (as defined below), and the associated license types, that (i) forms part of any product developed or distributed by, or services provided by, the Company, (ii) was or is used in connection with the development of any such product or service, or (iii) was or is distributed with, in whole or in part, such product or service. “Public Software” means any software that contains, or is derived in any manner from, any software that is distributed as free software or open source software or pursuant to similar licensing and distribution models, in each case that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

SECTION 4.15 Certain Contracts.

(a) Section 4.15 of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts referred to in this Section 4.15 to which the Company is a party (each, a “Listed Contract” and, collectively, the “Listed Contracts”). True, correct and complete copies of each Listed Contract have been made available to Parent or its advisors:

(i) notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, letters of credit, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing;

(ii) Contracts that impose an Encumbrance on any of the Company’s assets;

(iii) employment agreements involving annual compensation by the Company in excess of $100,000;

(iv) leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property involving individual annual payments in excess of $100,000 and which are not terminable by the Company without a significant penalty;

(v) joint venture Contracts, partnership agreements or limited liability company agreements;

(vi) Contracts that are reasonably likely to require expenditures after the date of this Agreement in an amount in excess of $100,000 which are not terminable by the Company without material penalty;

(vii) Contracts between the Company, on the one hand, and any director, officer or Affiliate of the Company, on the other hand (other than Company Benefit Plans or employment arrangements, including stock option agreements, entered into in the ordinary course of business); and

(viii) Contracts containing covenants (i) providing for exclusivity or (ii) limiting, in any material respect, the freedom of the Company to compete with any Person in any line of business or in any area or territory.

(b) Except as would not have a Material Adverse Effect, (i) each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company and is enforceable by the Company in accordance with its terms; (ii) the Company has performed, in all material respects, all obligations required to be performed by it under each of the Listed Contracts to which it is a party; and (iii) the Company is not in material breach or violation of, or material default under, any of the Listed Contracts to which it is a party, nor has the Company received any written notice or, to the Company’s Knowledge, other notice that it has materially breached, violated or defaulted under any of the Listed Contracts to which it is a party.

SECTION 4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true, correct and complete list as of the date of this Agreement of each employee benefit plan, agreement or policy (including any “employee benefit plan” as defined in Section 3(3) of ERISA but excluding employment offer letters) sponsored by, maintained by, contributed to, or participated in by the Company, or to which the Company is a party, or under which current or former employees of the Company benefit (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). The Company has made available to Parent and its agents and representatives copies of (i) each Company Benefit Plan, including schedules and financial statements attached thereto; (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Benefit Plan; (iii) each trust agreement and any other material written agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto and (v) the most recent determination or opinion letter issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Except for such exceptions as would not have a Material Adverse Effect, each Company Benefit Plan is in compliance with the applicable requirements of ERISA and the Code and other requirements of Law (including filing requirements with Governmental Authorities), and no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Company Benefit Plan could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Code or any other material applicable Law other than in the ordinary course. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Authority with respect to any Company Benefit Plan (other than routine claims for benefits in the normal course).

(c) All Company Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, and which are intended to comply with Section 401(a) of the Code are the subject of a favorable determination letter from the IRS (or can rely on a determination letter obtained by a prototype or volume submitter plan sponsor), and, to the Company’s Knowledge, no event has occurred since the date of the last such determination letter that could adversely affect the qualification of any such Company Benefit Plan under Section 401(a) of the Code.

(d) To the Company’s Knowledge, there have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Company Benefit Plans that could result in material liability to the Company.

(e) To the Company’s Knowledge, there are no material actions, suits or claims pending other than routine claims for benefits and qualified domestic relations, medical or child support orders involving any Company Benefit Plans.

(f) No Company Benefit Plan that is an employee welfare benefit plan promises or provides post-termination benefits to any former employee of the Company except as required by Section 4980B of the Code.

(g) In the past six years, neither the Company nor any entity that was an ERISA Affiliate (as defined below) of the Company sponsored, participated in, or had an obligation to contribute to any plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) or a defined benefit plan.

(h) Section 4.16(h) of the Company Disclosure Schedule sets forth the accrued bonuses as of the date of this Agreement and commissions as of November 30, 2007 of each employee as of the date of this Agreement and a description of any and all Company policies with respect thereto.

(i) Section 4.16(i) of the Company Disclosure Schedule sets forth the accrued vacation, accrued sick time, and earned time off, and the amount of such liabilities, of each employee as of the date of this Agreement and any and all Company policies with respect thereto.

(j) For purposes of this Section 4.16, any reference to the Company shall be deemed to refer also to any ERISA Affiliate of the Company. For the purpose of this Agreement, “ERISA Affiliate” shall mean any entity which is under common control or affiliated with the Company within the meaning of Section 4001 of ERISA and/or Section 414 of the Code.

(k) The Company (i) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an excess parachute payment under section 280G of the Code except as set forth in Section 4.16(k) of the Company Disclosure Schedule and (ii) is not and will not be obligated to make any gross-up payments in connection with the payments described in clause (i), above.

SECTION 4.17 Labor Matters.

(a) The Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association, nor, to the Knowledge of the Company, have there been any attempts to organize the employees of the Company during the one-year period prior to the date of this Agreement. As of the date of this Agreement, there is no labor strike, labor disturbance or work stoppage pending or, to the Company’s Knowledge, threatened against the Company. Within the past year, the Company has not incurred any liability or obligation under the Workers Adjustment and Retraining Notification Act or any other similar state or local law that remains unsatisfied.

(b) Section 4.17(b)(i) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of (i) all officers and employees of the Company, in each case along with the position, the annual rate of compensation, the employment commencement date, and the number of accrued and unused vacation days of each such person, and (ii) the wage rates for non-salaried employees (by classification). Section 4.17(b)(ii) of the Company Disclosure Schedule contains a list of each employee of the Company who is a party to (A) a non-competition agreement with the Company, (B) an agreement not to hire employees of the Company, or (C) an agreement to assign all right, title and interest in Proprietary Rights to the Company. Section 4.17(b)(iii) of the Company Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States. All of the Company’s employees who work in the United States are legally authorized to do so. The Company has no plans to terminate the employment of any officer or employee. To the Company’s Knowledge, no officer or employee has notified the Company that such officer or employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise prior to six (6) months after the Closing.

SECTION 4.18 Environmental Matters.

(a) (i) The Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) in violation of any Environmental Law; (ii) to the Knowledge of the Company, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company, or has ever been located in the soil or groundwater at any such site; (iii) to the Knowledge of the Company, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place; (iv) to the Knowledge of the Company, the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the Knowledge of the Company, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company in connection with the presence of any Hazardous Material.

(b) (i) To the Knowledge of the Company, the Company has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) to the Knowledge of the Company, the Company and any property owned, operated, leased, or used by it, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws, except where noncompliance would not have a Material Adverse Effect; and (iii) prior to the date of this Agreement, the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

(c) Except as set forth on Section 4.18(c) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date of this Agreement, the Company does not have any documents, records, and information of the Company concerning any material environmental or health and safety matter relevant to the Company, whether generated by the Company or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

(d) For purposes of this Section 4.18 (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined in or regulated under any Environmental Law; (ii) “Hazardous Waste” shall mean and include any hazardous waste as defined in or regulated under any Environmental Law; (iii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, existing as of the date hereof; and (iv) “the Company” shall mean and include the Company and all other entities for whose conduct the Company is responsible under any Environmental Law.

SECTION 4.19 Related Party Transactions. Except as disclosed on Section 4.19 of the Company Disclosure Schedule, no Related Party (i) has borrowed money from or loaned money to the Company at any time since the formation of the Company; (ii) has any direct or indirect interest in any material asset used in or otherwise relating to the Business, (iii) has entered into any material Contract, transaction or business dealing involving the Company, (iv) is competing with the Company or (v) has any claim or right against the Company (other than rights to receive compensation for services performed as an officer, director or employee of the Company).

SECTION 4.20 Brokers. Except for UBS, which is entitled to certain advisory fees in connection with this Agreement, the Company has not entered into any contract or other arrangement or understanding (written or oral, express or implied), with any Person which may reasonably result in the obligation of the Company to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 4.21 Customers and Suppliers.

(a) Section 4.21(a)(i) of the Company Disclosure Schedule sets forth a list of each client that purchased products or services or licensed products from the Company during the one-year period ended as of the date hereof (collectively, the “Clients”) and the next contract renewal date with respect to each Contract with such Client. Except as disclosed in Section 4.21(a)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, the relationships of the Company with its Clients are, in all material respects, good commercial working relationships. Except as disclosed in Section 4.21(a)(iii) of the Company Disclosure Schedule, no Client has given the Company written notice, or to the Company’s Knowledge other notice, that such Client does not intend to renew its Contracts with the Company.

(b) Section 4.21(b)(i) of the Company Disclosure Schedule sets forth a list of each supplier of goods and services to the Company in excess of $50,000 and the dollar volume involved for the one-year period ended as of the date hereof (collectively, the “Suppliers”). To the Knowledge of the Company, the relationships of the Company with its Suppliers are, in all material respects, good commercial working relationships. No Supplier has given the Company written notice, or to the Company’s Knowledge other notice, that such Supplier does not intend to renew its Contracts with the Company. Except as disclosed on Section 4.21(b)(ii) of the Company Disclosure Schedule, no Supplier is the sole supplier of any significant product or service to the Company. No purchase order or commitment of the Company is outside of the ordinary course of business.

(c) Section 4.21(c) of the Company Disclosure Schedule sets forth the aggregate Annual Client Contract Value of all Contracts with Clients. All such Contracts are valid and binding agreements of the Company and are in full force and effect, neither the Company nor, to the Company’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, and to the Company’s Knowledge, there is no event or circumstance that, with notice or lapse of time or both, would constitute any event of default thereunder. “Annual Client Contract Value” means the total annual recurring revenues attributable to a Contract with a Client during the current term of such Contract. For example, if a Client executed a Contract on January 1, 2007 and such Contract provided for total revenues of Three Hundred Thousand Dollars ($300,000) over a three-year term, the Annual Client Contract Value as of July 1, 2007 would be One Hundred Thousand Dollars ($100,000).

(d) Section 4.21(d) of the Company Disclosure Schedule sets forth the Company’s renewal rate as a percentage of all Contracts with Clients that were subject to renewal during the one-year periods ended September 30, 2007, September 30, 2006, December 31, 2007, December 31, 2006, and December 31, 2005.

SECTION 4.22 Client Billings. To the Knowledge of the Company, all amounts billed to customers or clients of the Company for work performed by the Company’s employees are valid, enforceable and fully collectible and subject to no set off, counterclaim or credit and reflect amounts due or owing to the Company for services performed and are appropriate under, and have been billed in a manner consistent with, the fee arrangements agreed to by each such customer or client.

SECTION 4.23 Insurance. The physical properties, assets and business of the Company are insured to the extent disclosed on Section 4.23(a) of the Company Disclosure Schedule attached hereto and all such insurance policies and arrangements are disclosed therein. Said insurance policies and arrangements are in full force and effect and will not terminate or be impaired by virtue of the transactions contemplated hereby, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, there are no claims involving more than $100,000 in any individual circumstance or $500,000 in the aggregate pending under any of such insurance policies, no such claim has been made under any of such insurance policies in the last three (3) years, and, to the Company’s Knowledge, the Company has timely provided notice of such claims to its insurers and the insurers have not issued any reservation of rights with respect to such claims.

SECTION 4.24 Books and Records. The Company’s minute books and other similar records contain complete and accurate records of all actions taken at any meetings of its stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The Company’s books and records accurately reflect in all material respects its assets, liabilities, business, financial condition and results of operations and have been maintained in accordance with good business and bookkeeping practices. Section 4.24 of the Company Disclosure Schedule contains a list of all the Company’s bank accounts and safe deposit boxes and the names of persons having signature authority with respect thereto or access thereto.

SECTION 4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article IV hereof (as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions and qualifications set forth on Schedule 5, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.1 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as holder of all outstanding shares of common stock of Merger Sub, and no other corporate or other action on the part of either Parent or Merger Sub (including, without limitation, any consent or vote by Parent’s stockholders whether required by any applicable law, stock exchange, NASDAQ or otherwise) is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.2 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent to be so qualified or in good standing, would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.3 Parent Common Stock. As of December 31, 2007, the authorized capital stock of the Parent consisted of 205,000,000 shares, of which 5,000,000 have been designated preferred stock, $0.01 par value per share, and 200,000,000 have been designated Parent Common Stock. As of October 31, 2007, (i) 29,196,807 shares of Parent Common Stock are issued and are outstanding, (ii) 0 shares are issued and held as treasury shares by Parent, and (iii) 6,200,455 shares were reserved for issuance pursuant to Parent’s Amended and Restated 2004 Stock Incentive Plan and Parent’s 1998 Amended and Restated Stock Incentive Plan. Except for options and rights relating to shares described in clause (iii) of the preceding sentence and except as set forth in Schedule 5.3, there are no options, warrants or other rights, agreements or commitments (contingent or otherwise) obligation Parent to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.

SECTION 5.4 Certificate of Incorporation and Bylaws. The copies of Parent’s Fourth Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated Bylaws (the “Parent Bylaws”) that are listed as exhibits to Parent’s quarterly report filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2004 are complete and correct copies thereof as in effect on the date hereof. Parent is not in material violation of any of the provisions of the Parent Certificate or the Parent Bylaws.

SECTION 5.5 Reports and Financial Statements.

(a) To the extent not available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system, Parent has previously furnished to the Company true and correct copies of (i) its Form 10-K for the period ended December 31, 2006, (ii) its Quarterly Report on Form 10-Q for the period ended September 30, 2007, and (iii) all other reports filed by it with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) since September 30, 2007.

(b) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be since September 30, 2007 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. To Parent’s knowledge, as of the date hereof, no additional filings or amendments to the aforementioned reports are required pursuant to such rules and regulations.

(c) Each of the audited consolidated financial statements and unaudited interim financial statements included in Parent’s Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated therein (except that any unaudited interim financial statements may not contain all of the footnote disclosure required by GAAP) and fairly presents the financial position of Parent as at its date or the results of operations, stockholders’ equity or cash flows of Parent for the periods indicated therein (subject, in the case of unaudited interim statements, to the absence of footnote disclosure and to year-end adjustments).

(d) Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since September 30, 2007 was accompanied by the certifications required to be filed or furnished by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualification or exceptions to the matters certified therein, except as otherwise permitted by the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither Parent nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act.

SECTION 5.6 Validity of Parent Common Stock. The Parent Common Stock to be issued in connection with the transactions contemplated hereby will, when issued, be, validly issued, fully paid and nonassessable.

SECTION 5.7 Absence of Certain Changes or Events. Since September 30, 2007 through the date of this Agreement, there has not occurred (i) any material adverse change in Parent’s business, financial condition, results of operations, or assets other than as disclosed in reports filed by Parent with the SEC, (ii) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in GAAP, (iii) any material reevaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (v) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting Parent’s assets or the business of Parent, (vi) material indebtedness incurred by Parent for borrowed money or any commitment to borrow money entered into by Parent, or any loans made or agreed to be made by Parent, (vii) any failure to pay any material obligation of Parent when due (subject to any applicable grace periods) or (viii) agreement by Parent directly or indirectly to do any of the foregoing.

SECTION 5.8 Form S-3 Eligibility. Parent is (i) eligible to register secondary offerings of securities, including the resale of Parent Common Stock, on a registration statement on Form S-3 under the Securities Act and (ii) a “well known seasoned issuer” under the Securities Act and the rules and regulations promulgated thereunder.

SECTION 5.9 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.10 have been obtained or made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the organizational documents of Parent or Merger Sub; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 5.9, as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.10 Governmental Consents, Approvals, Etc. Assuming the accuracy of the Company’s representations and warranties contained herein and the representations and warranties of the Company’s stockholders contained in the other agreements and documents contemplated hereby, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws or the Nasdaq National Market; (iii) as related to such filings as may be required under the HSR Act; and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent and Merger Sub, have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.11 Litigation and Governmental Orders. As of the date of this Agreement, (i) there are no Actions pending against Parent, Merger Sub or any other Subsidiaries of Parent (“Parent Subsidiaries”), or any of the assets or properties of Parent, Merger Sub or any Parent Subsidiaries, or any of the directors or officers of Parent, Merger Sub or any Parent Subsidiaries in their capacity as directors or officers of Parent, Merger Sub or any Parent Subsidiaries that would have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any material Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

SECTION 5.12 Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 5.12, “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (y) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (z) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

SECTION 5.13 Due Diligence Investigation. Parent has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents, representatives and affiliates, and has had an opportunity to inspect the facilities of the Company. Parent has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Article IV and of Pace set forth in Article VI (and acknowledges that such representations and warranties are the only representations and warranties made by the Company and Pace, as the case may be) and has not relied upon any other information provided by, for or on behalf of the Company or Pace, or their respective agents or representatives, to Parent in connection with the transactions contemplated by this Agreement. Parent has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company. Parent acknowledges that no current or former stockholder, director, officer, employee, affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article VI.

SECTION 5.14 Brokers. Except for Wachovia Capital Markets, LLC (the fees and expenses of which shall be paid in full by Parent), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

SECTION 5.15 No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

SECTION 5.16 Financial Ability to Perform. Parent has currently available cash funds or available borrowing capacity under existing credit facilities in the aggregate sufficient for Parent and Merger Sub to perform each of their respective obligations hereunder, and has provided evidence thereof to the reasonable satisfaction of the Company. There are no conditions to such borrowing that will not be fulfilled as of the Closing.

SECTION 5.17 [Reserved].

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PACE

Pace represents and warrants to Parent and Merger Sub as follows:

SECTION 6.1 Authorization. Pace has full legal capacity to enter into this Agreement and the other documents contemplated hereby to which Pace is a party, and to perform its obligations hereunder and thereunder. The other documents contemplated hereby to which Pace is a party have been or will be duly executed and delivered by Pace and constitute, or when executed and delivered will constitute, the valid and binding agreements of Pace, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 6.2 Ownership. Pace holds of record and owns beneficially that number of shares of Company Common Stock described in Section 4.3(a) of the Company Disclosure Schedule, free and clear of any Encumbrances and any other restrictions on transfer (other than such Encumbrances and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the Securities Act of 1933, as amended, and state securities laws). Except as set forth in Section 4.3(a) of the Company Disclosure Schedule, Pace is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of Pace’s interest in the Company. Pace is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company Common Stock.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.1 Conduct of the Company Prior to the Effective Time.

(a) Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1 (the “Pre-Closing Period”), the Company shall, and shall cause the Company Subsidiary to, conduct the Business in the usual, regular and ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with Clients, Suppliers, and others having business dealings with the Company to the end that the goodwill and ongoing business of the Company shall not be impaired in any material respect.

(b) At any time during the Pre-Closing Period, the Company shall be permitted to pay off any SVB Indebtedness. To the extent that the Company does not have sufficient cash to pay off all the SVB Indebtedness, the Parent shall pay to Silicon Valley Bank such shortfall amounts (“SVB Indebtedness Shortfall”) at the Closing and the SVB Indebtedness Shortfall shall be deducted in determining the Per Share Value calculation pursuant to Section 2.6(b)(i)(8). Upon payment in full to Silicon Valley Bank by the Company, or the Parent, as the case may be, such final payment amount shall be paid against delivery of duly executed payoff letters, guaranty termination and release relating to the guaranty of the SVB Indebtedness by Kinderhook Capital Fund I, L.P., and UCC termination statements regarding the SVB Indebtedness in forms agreed upon by Parent, Kinderhook Capital Fund I, L.P., Silicon Valley Bank and the Company prior to the execution of this Agreement. In addition, at any time during the Pre-Closing Period, the Company shall be permitted to enter into a pledge agreement (or similar agreement) and any other related documents with Silicon Valley Bank in order to effectuate the cash collateralization of the Company’s outstanding letters of credit with Silicon Valley Bank listed on Section 8.1(e) of the Company Disclosure Schedule.

(c) Except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (and shall cause the Company Subsidiary not to) do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue or amend the terms of (A) any capital stock of the Company, except upon the exercise of Company Options outstanding on the date of this Agreement, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any capital stock of the Company;

(ii) create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company, other than (y) Permitted Encumbrances; and (z) Encumbrances on assets or properties having an aggregate value not in excess of $100,000;

(iii) incur any Liabilities other than Liabilities having an aggregate value outstanding at any particular time not in excess of $200,000;

(iv) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of the Company having a value, in any individual case, in excess of $100,000;

(v) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(vi) (A) except with regard to at will employment or consulting arrangements, and except for the amendments to the Company Option Plans provided for in Section 2.7 hereof, enter into or amend any employment, consulting, deferred compensation, severance or similar agreement or Company Benefit Plan (other than to reflect changes in Law and plan administration or as required by the terms of such agreement or Company Benefit Plan); (B) increase the compensation payable, or to become payable, by the Company to directors or officers of the Company; (C) except for the bonuses set forth in Section 4.16(h) with respect to accrued bonuses and commissions, pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any director or officer of the Company; or (D) increase the coverage or benefits available under any Company Benefit Plan, in the case of (A), (B), (C) and (D) other than agreements, amendments, increases, payments or provisions which are in normal amounts and are made in the ordinary course of business consistent with past practice, which are made pursuant to a contractual obligation disclosed on the Company Disclosure Schedule or are required by applicable Law;

(vii) change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than such changes required by GAAP or Tax Law, as applicable;

(viii) amend the Company Certificate of Incorporation or Company Bylaws;

(ix) declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of capital stock of the Company, or redeem, purchase or acquire any shares of capital stock of the Company (except in connection with the repurchase of any Company Common Stock in accordance with the terms of any agreements entered into with employees or consultants to the Company);

(x) enter into any Contract with Related Parties; or

(xi) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 7.1(c).

SECTION 7.2 Access to Information. Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause the Company and each Company representative to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Company and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties and business of the Company as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not interfere with any of the operations or business activities of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of any party or contravene any Law or binding agreement entered into prior to the date of this Agreement.

SECTION 7.3 Confidentiality. Parent and Merger Sub hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by Parent and Merger Sub, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 7.2, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

SECTION 7.4 Efforts; Consents; Regulatory and Other Authorizations.

(a) Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Company Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties outside of the ordinary course of business, and no such modifications shall be made to any Contract of the Company without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or to take any action that is reasonably likely to have a Material Adverse Effect on the Company or a material adverse effect on the business or assets of Parent. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b) In furtherance and not in limitation of the terms of Section 7.4(a), each of Parent and the Company has filed a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Each of Parent and the Company shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general.

(c) Concurrently with the execution of this Agreement the Company shall provide an executed copy of Pace’s consent effecting the Required Company Stockholder Vote (the “Merger Consent”), in accordance with the DGCL, the Company’s Certificate of Incorporation and the Company’s Bylaws to the Parent. Promptly after the execution of this Agreement, the Company shall give notice to the taking of actions described in the Merger Consent in accordance with Section 228 of the DGCL to all Stockholders not executing the Merger Consent. Notwithstanding anything foregoing to the contrary, execution and delivery of the Merger Consent shall not restrict the ability of the Board of Directors of the Company thereafter to terminate this Agreement in accordance with Section 9.1 hereof or to cause the Company to enter into an amendment to this Agreement pursuant to Section 11.10 hereof to the extent permitted under Section 251(d) of the DGCL.

(d) As promptly as practicable after the execution of this Agreement, the Company will submit to its stockholders information and documents relating to (i) the Company, (ii) the Company’s business and operations, (iii) Parent, (iv) Parent’s business and operations, and (v) the terms of this Agreement and the transactions contemplated hereby, in each case in form and substance satisfactory to Parent and its counsel and intended (i) to facilitate compliance with Regulation D under the Securities Act of 1933, as amended, and (ii) to facilitate satisfaction of all requirements of applicable state and federal securities laws.

SECTION 7.5 Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

SECTION 7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each present and former director and officer of the Company (collectively, the “Company Indemnified Parties”), against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and under the Company Certificate of Incorporation and Company Bylaws, as the case may be, in each case as in effect on the date of this Agreement, to indemnify such Company Indemnified Parties and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 7.6(a) to the fullest extent permitted under applicable Law or, if greater, under the Company Certificate of Incorporation and Company Bylaws; provided, however, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Company Certificate of Incorporation and Company Bylaws, and pursuant to this Section 7.6(a).

(b) For a period of six (6) years following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation for itself to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been heretofore delivered by the Company to Parent and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed two hundred fifty percent (250%) of such amount, then Parent or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to two hundred fifty percent (250%) of such amount; and provided, further, that this Section 7.6(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 7.6(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(c) The terms and provisions of this Section 7.6 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 7.6.

SECTION 7.7 Employee Benefit Matters.

(a) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries, Company Employees as of the Effective Time shall receive service credit for service with the Company to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits and not for purposes of benefit accrual under a defined benefit plan. Parent and the Surviving Corporation shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans (other than a Company Benefit Plan) that such employees are eligible to participate in after the Effective Time.

(b) [Reserved].

(c) From and after the Closing, Parent shall cause the Surviving Corporation to comply in all respects with the WARN Act and any other applicable Law relating to employee terminations or plant or facilities closings (or other similar events requiring similar notice to employees), including providing any required notices and complying with any required waiting periods.

(d) The Parent shall, or shall cause the Surviving Corporation to, pay all accrued and earned commissions and bonuses to the employees of the Company (subject to all appropriate withholdings), as set forth on Section 4.16(h) of the Company Disclosure Schedule as well as the commissions for the period beginning December 1, 2007 and ending on December 31, 2007, which amounts shall be calculated on or before February 29, 2008, with regard to the fiscal year ending December 31, 2007 in accordance with the Company’s normal payroll practices then in effect.

SECTION 7.8 Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne by Parent.

SECTION 7.9 Disclosure Schedules; Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Company Disclosure Schedule pursuant to this Agreement that would (i) render any of the Company’s representations or warranties in this Agreement that are qualified as to materiality inaccurate or incomplete in any respect or (ii) would render any of the Company’s other representations or warranties in this Agreement inaccurate or incomplete in any material respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 7.9 shall apply with respect to inaccuracy or incompletion as of such date); provided, however, that no such supplements or amendments to the Company Disclosure Schedule shall (i) avoid or cure any misrepresentation or breach of warranty, (ii) amend or otherwise modify the Company Disclosure Schedule delivered on the date hereof or the representations and warranties of the Company contained herein with respect to the representations and warranties of the Company as of the date hereof or (iii) otherwise have any effect on the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to close hereunder. Each of Parent and Merger Sub acknowledges and agrees that (i) the truth and accuracy of the Company Disclosure Schedule delivered contemporaneously with the execution and delivery of this Agreement shall be determined as of the date of this Agreement and (ii) the truth and accuracy of the Company Disclosure Schedule delivered contemporaneously with the Closing shall be determined as of the Closing Date, except, in each case, to the extent that a section of the Company Disclosure Schedule relates to a representation or warranty that is specifically made as of particular date, in which case the truth and accuracy of such section shall be determined as of such date.

SECTION 7.10 280G Covenant. Prior to the Closing, the Company shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder to the extent any such stockholder approval can establish the “disqualified individual’s” right to the payment, benefit or other compensation. If any stockholder vote is taken pursuant to the immediately preceding sentence, then before the Closing, the Company shall provide adequate disclosure to all stockholders of all material facts concerning all payments that, but for such stockholder vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder.

SECTION 7.11 Exclusivity.

(a) The Company agrees that until the earlier of (i) termination of this Agreement in accordance with the terms hereof or (ii) the Closing (such period being referred to as the “Exclusivity Period”), the Company shall not, and shall not knowingly permit any of its officers, directors, employees, representatives, agents or Affiliates to: (A) enter into any written or oral agreement or understanding with any Person (other than Parent) regarding the sale (whether by sale of stock, merger, business combination, consolidation, sale of assets, recapitalization, share exchange or other disposition) of all or any part of the Company or any material portion of its assets or issued or unissued capital stock (“Another Transaction”); (B) enter into or continue any negotiations or discussions with any Person (other than Parent) regarding the possibility of Another Transaction; or (C) except as otherwise required by Law, order of a Governmental Authority or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding the Company (including this Agreement, any materials containing Parent’s proposal) to any Person (other than Parent and its representatives) whom the Company or its Affiliates knows, or has substantial reason to believe, would have any interest in participating in Another Transaction.

(b) If the Company receives any proposal, offer or written inquiry of the nature described in paragraph (a) above, the Company shall, within two Business Days after such receipt, notify the Parent of such inquiry, proposal or offer, which notification shall, to the extent not limited by applicable confidentiality obligations, include the identity of the other party, the terms of such inquiry, proposal or offer, and any written correspondence related thereto provided that the Company shall not enter into any such confidentiality obligations in connection with any such inquiry, proposal or offer.

SECTION 7.12 [Reserved].

SECTION 7.13 Shelf Registration Statement. Parent agrees that it shall file a shelf registration statement on Form S-3 covering all shares of Parent Common Stock issuable under this Agreement as a component of Per Share Consideration (the “Parent Shelf Registration Statement”) and Parent shall cause the Parent Shelf Registration Statement to become effective with the SEC on or prior to the Closing and, after the Closing, shall remain effective, in each case in accordance with the provisions of the Registration Rights Agreement. The Parent Shelf Registration Statement shall include the “Plan of Distribution” as set forth in Exhibit E.

SECTION 7.14[Reserved].

SECTION 7.15	[Reserved].

SECTION 7.16 Securities Law Compliance. Prior to the Closing, the Company shall use commercially reasonable efforts to ensure that the issuance of Parent Common Stock hereunder will be conducted in compliance with Regulation D under the Securities Act of 1933, as amended.

ARTICLE VIII.

CONDITIONS TO CLOSING

SECTION 8.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the part of Parent to consummate the transactions contemplated hereby; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with; and (iii) the Company shall have received an officer’s certificate of each of Parent and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 8.1(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(c) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e) Payoff of SVB Indebtedness. All outstanding SVB Indebtedness shall have been paid in full (by the Company or Parent, as the case may be), Silicon Valley Bank shall have delivered executed payoff letters, guaranty termination and release relating to the guaranty of the SVB Indebtedness by Kinderhook Capital Fund I, L.P., and UCC termination statements regarding the SVB Indebtedness. The letters of credit with Silicon Valley Bank listed on Section 8.1(e) of the Company Disclosure Schedule shall remain outstanding after the Closing and shall be collateralized by cash pursuant to a pledge agreement (or similar agreement) between the Company and Silicon Valley Bank. For purposes of clarity, the cash of the Company that is used to collateralize such letters of credit shall be included in the definition of “Closing Cash” for purposes of this Agreement.

(f) Opinion of Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP, transaction counsel to Parent, shall have delivered an opinion to the effect set forth in Exhibit F.

(g) S-3 Shelf Registration Statement. Parent shall have filed the Parent Shelf Registration Statement with the SEC, and the Parent Shelf Registration Statement shall be effective as of the Closing. The shares covered in Parent Shelf Registration Statement shall be for all shares of Parent Common Stock issuable as a component of Per Share Consideration under this Agreement.

(h) Registration Rights Agreement; Registration Rights and Earnout Stock Agreement. Parent shall have executed and delivered the Registration Rights Agreement and the Registration Rights and Earnout Stock Agreements.

SECTION 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in Article IV and Pace set forth in Article VI shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct does not, and would not, constitute individually or in the aggregate, a Material Adverse Effect; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with; and (iii) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 8.2(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) No Litigation. There are no Actions (i) pending against the Company, any of the assets or properties of the Company, or any of the directors and officers of the Company in their capacity as directors or officers of the Company which could reasonably be expected to have a Material Adverse Effect or (ii) that seek to enjoin, or obtain Damages with respect to, the consummation of the transactions contemplated hereby.

(d) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(e) Escrow Agreement. Pace and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(f) Payoff Letter. The Company shall have delivered to Parent a customary pay off letter with respect to any outstanding SVB Indebtedness and UCC-3 termination statement.

(g) Consents. The consents under certain Contracts listed on Schedule 8.2(g) shall have been received from the relevant parties to such Contracts.

(h) Opinion of Latham & Watkins LLP. Latham & Watkins LLP, transaction counsel to the Company, shall have delivered an opinion to the effect set forth in Exhibit G.

(i) Dissenting Shares. This Agreement and the transactions contemplated hereby shall have been approved by Stockholders holding at least 94% of the outstanding shares of Company Common Stock as of the date of such approval.

(j) Investment Agreements. Each of the Company’s Stockholders excluding any Stockholder that is not receiving Parent Common Stock hereunder shall have executed and delivered to Parent an Investment Agreement and the registration rights agreement (the “Registration Rights Agreement”) in the form attached as Exhibit H.

(k) Registration Rights and Earnout Stock Agreement regarding Earnout Stock. Each person listed in Section 2.9 of the Company Disclosure Schedule shall have executed the Registration Rights and Earnout Stock Agreement.

(l) Termination of Rights and Certain Securities. Any registration rights, rights of refusal, voting rights, or other rights relating to any equity security of the Company shall have been terminated, waived or satisfied.

(m) Termination of Management Services Agreement. The Company shall have terminated that certain Management Services Agreement dated as of March 3, 2004 between the Company and Kinderhook Industries, LLC, a Delaware limited liability company.

(n) Consent of Independent Public Accounting Firm. Parent will have received reasonable assurances from the Company’s independent public accounting firm that such firm will consent to Parent’s inclusion of such firm’s report relating to the Company Financial Statements in Parent’s filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) Unaccredited Stockholders. Unaccredited Stockholders shall account for less than 5% of the outstanding shares of Company Common Stock as of the Closing Date.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 9.1(b) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;

(c) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the other party shall have breached any of its representations, warranties, covenants or obligations contained in this Agreement that would give rise to a failure of any condition precedent set forth in Article VIII and such breach cannot be and has not been cured within fifteen (15) days after the giving of notice by the party seeking to terminate this agreement pursuant to this Section 9.1(c), provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(d) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before March 31, 2008, unless the failure to consummate the Merger on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(d).

SECTION 9.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any material breach of any representation, warranty, agreement or covenant hereunder; and provided, further, that notwithstanding the foregoing, the terms of Section 7.3, this Section 9.2, Article X and Article XI shall remain in full force and effect and shall survive any termination of this Agreement, whether in accordance with Section 9.1 or otherwise.

ARTICLE X.

INDEMNIFICATION

SECTION 10.1 Survival of Representations.

(a) The representations and warranties made by the Company in Article IV and Pace in Article VI, on the one hand, and by Parent and Merger Sub in Article V, on the other hand, shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date, (the “Expiration Date”); provided, however, that if, at any time prior to the applicable Expiration Date, (i) Parent (acting in good faith) delivers to Pace a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Article IV or by Pace in Article VI setting forth in reasonable detail the basis for Parent’s belief that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach and provides a good faith estimate of its indemnifiable Damages in respect of such claim (the “Good Faith Damages Estimate”), or (ii) the Equityholders or Pace, as the case may be, (acting in good faith) delivers to the Surviving Corporation a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent and Merger Sub in Article V setting forth in reasonable detail the basis for the belief of the Equityholders or Pace, as the case may be, that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach then, in the case of clause (i) or clause (ii), the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved; provided further that the representations and warranties made by the Company in Section 4.9 (Tax Matters) shall survive the Closing for a period equal to the applicable statute of limitations and any extensions thereof plus thirty (30) days.

(b) Pursuant to the terms of the Escrow Agreement, Parent and Pace shall give joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund and deliver to Pace the number of Indemnity Escrow Shares set forth below at the following times and subject to the following conditions:

(i) On the Expiration Date, all of the Indemnity Escrow Shares in the Indemnity Escrow Fund minus the number of Indemnity Escrow Shares (valued at the Parent Average Closing Price) equal to the aggregate amount of any Good Faith Damages Estimates; and

(ii) Within one (1) Business Day after the final resolution of a particular indemnity claim for which a Good Faith Damages Estimate is retained in escrow pursuant to clause 10(a) above, the number of Indemnity Escrow Shares (valued at the Parent Average Closing Price) equal to the amount, if any, by which such Good Faith Damages Estimate in respect of such claim exceeded the final determination of Damages in respect of such claim.

SECTION 10.2 Right to Indemnification.

(a) Subject to the limitations set forth in this Article X, prior to the Effective Time, Parent and the Surviving Corporation (the “Buyer Parties”) shall be entitled to be indemnified solely by the Company against any Damages incurred by Parent or the Surviving Corporation, as the case may be, or with which Parent or the Surviving Corporation, as the case may be, may be threatened as a result of: (i) any breach of any representation or warranty set forth in Articles IV or VI; (ii) any material breach of any pre-Closing covenant or pre-Closing agreement of the Company set forth in this Agreement; or (iii) any material breach of any covenant or agreement of Pace set forth in this Agreement. Subject to the limitations set forth in this Article X, from and after the Effective Time, Parent and the Surviving Corporation shall be entitled to be indemnified, solely from the Indemnity Escrow Fund (less any applicable fees and expenses of Escrow Agent), against any Damages actually incurred by Parent or the Surviving Corporation, as the case may be, or with which Parent or the Surviving Corporation, as the case may be, may be threatened as a proximate result of: (i) any breach of any representation or warranty set forth in Articles IV or VI; (ii) any material breach of any pre-Closing covenant or pre-Closing agreement of the Company set forth in this Agreement; or (iii) any material breach of any covenant or agreement of Pace set forth in this Agreement.

(b) Notwithstanding anything to the contrary contained herein, subject to the limitations and other terms contained in this Section 10.2(b), from and after the Effective Time, Parent and the Surviving Corporation shall be entitled to be indemnified solely by Pace against any Damages actually incurred by Parent or the Surviving Corporation, as the case may be, (i) for Taxes (including payments for Taxes owed by the Company on behalf of third parties) attributable to periods (or any portions thereof) ending on or prior to the Closing to the extent such Taxes were not taken into account in determining Closing Date Net Working Capital and (ii) with respect to Damages for a breach of the representation contained in Section 4.16(k). The indemnification provided for in the preceding sentence shall be limited solely to recovery from amounts then in the Indemnity Escrow Fund up until the time of the Expiration Date; and in the event that Parent or the Surviving Corporation, as the case may be, are entitled to indemnification by Pace after the Expiration Date pursuant to this Section 10.2(b), then the indemnification shall be limited to Twelve Million Five Hundred Thousand Dollars ($12,500,000) less any amounts paid to Parent or the Surviving Corporation, as the case may be, for Damages pursuant to this Article X. This Section 10.2(b) shall survive the Closing for a period equal to the applicable statute of limitations and any extensions thereof plus thirty (30) days. During such period, Pace shall not liquidate, dissolve, or wind-up unless it has made reasonable provisions to satisfy its potential indemnification obligations hereunder.

(c) Subject to the limitations set forth in this Article X, prior to and after the Effective Time, the Equityholders and Pace shall be entitled to be indemnified by Parent and the Surviving Corporation against any Damages incurred by any of the Equityholders or Pace, as the case may be, or with which the Equityholders or Pace may be threatened, as the case may be, as a result of: (i) any breach of any representation or warranty set forth in Article V; or (ii) any material breach of any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

(d) Subject to the limitations set forth in this Article X, prior to the Effective Time, the Company shall be entitled to be indemnified by Parent and the Surviving Corporation against any Damages incurred by the Company, or with which the Company may be threatened, as a result of: (i) any breach of any representation or warranty set forth in Article V; or (ii) any material breach of any covenant or agreement of Parent or Merger Sub set forth in this Agreement; provided, however, such indemnity for the benefit of the Company shall terminate upon the Closing.

SECTION 10.3 Limitations on Liability.

(a) From and after the Effective Time, the right of any Buyer Party to be indemnified from the Indemnity Escrow Fund pursuant to this Article X shall be, subject to Section 10.2(b), the sole and exclusive remedy with respect to any breach of any representation or warranty of the Company or Pace contained in, or any other breach by the Company or Pace of, this Agreement or any certificate delivered by the Company or Pace pursuant to this Agreement. Subject to Section 10.2(b), no current or former stockholder, director, officer, employee, affiliate or advisor of the Company shall have any Liability of any nature to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement. Notwithstanding anything contained herein to the contrary but subject to Section 10.2(b), the maximum aggregate Liability pursuant to this Article X or otherwise in connection with this Agreement and/or the transactions contemplated hereby of the Equityholders and Pace to Parent or Merger Sub shall be limited to amounts then held in the Indemnity Escrow Fund, except in the case of Section 2.8 hereof, in which case, the Working Capital Escrow Fund shall be the sole and exclusive remedy of the Buyer Parties with respect to the difference between the Final Net Working Capital and the Estimated Net Working Capital.

(b) From and after the Effective Time, the right of the Equityholders to be indemnified pursuant to this Article X shall be the sole and exclusive remedy with respect to any breach of any representation or warranty of Parent or Merger Sub contained in, or any other breach by Parent or Merger Sub of, this Agreement, except in the case of Section 2.8 hereof, in which case, the provisions of Section 2.8 shall govern the Equityholders remedies with respect to the difference between the Final Net Working Capital and the Estimated Net Working Capital. No current or former stockholder, director, officer, employee, affiliate or advisor of Parent or Merger Sub (other than Parent and Merger Sub) shall have any Liability of any nature to any Equityholder or any Affiliate of any Equityholder with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement.

(c) Without limiting the effect of any other limitation contained in this Article X, the indemnification provided for in Sections 10.2(a) (but excluding Section 10.2(b)) shall not apply except to the extent that the aggregate Damages against which the Buyer Parties would otherwise be entitled to be indemnified under this Article X exceeds Seven Hundred Fifty Thousand Dollars ($750,000), in which event the Buyer Parties shall, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of such Damages in excess Three Hundred Seventy Five Thousand Dollars ($375,000). Subject to Section 10.2(b), (i) any amounts payable by the Equityholders or otherwise to Parent or Merger Sub pursuant to this Section 10.3 shall be paid solely and exclusively from the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement and (ii) no holder of Company Common Stock, Company Option or any other Person shall be liable for any deficiency with respect to indemnity pursuant to this Section 10.3.

(d) Without limiting the effect of any other limitation contained in this Article X, for purposes of computing the amount of any Damages incurred by any Buyer Party under this Article X, there shall be deducted: (i) any tax benefit actually realized by such Buyer Party or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto; and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or reasonably expected to be realized by such Buyer Party or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto (it being understood that such Buyer Party and any of its Affiliates shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements prior to seeking indemnification under this Article X). The calculation of Damages shall not include losses arising because of a change after Closing in Law or accounting principle. To the extent that a claim for indemnification by Parent or Merger Sub hereunder relates to a Liability incurred by the Company and there is an accrual on the Current Balance Sheet in respect of such Liability, then the determination of Damages in respect of such claim shall be net of such accrual.

(e) [Reserved].

(f) Nothing in this Section 10.3 shall limit any remedy Parent or any of the Equityholders may have against any Person for actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws.

SECTION 10.4 Defense of Third-Party Claims.

(a) Upon receipt by any Person seeking to be indemnified pursuant to Section 10.2 (the “Indemnitee”) of notice of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly give notice of such Third-Party Claim to the Person from whom indemnification is sought under Section 10.2 (or, in the case of indemnification from the Indemnity Escrow Fund, then to Pace) (the “Indemnitor”) indicating the nature of such Third-Party Claim and the stated basis therefor and the amount of Damages claimed pursuant to such Third-Party Claim, to the extent known.

(b) If (i) the Indemnitor, subject to the limitations set forth in this Article X, has conceded liability to indemnify (in the case of Pace, which indemnity, unless it is an indemnity under Section 10.2(b), may be solely from the Indemnity Escrow Fund) the Indemnitee with respect to all Damages relating to such Third-Party Claim and (ii) if a Buyer Party is the Indemnitee, a reasonable assessment of the likely maximum amount of such Damages is less than or equal to the amount then remaining in the Indemnity Escrow Fund and not otherwise subject to a claim for indemnification under this Article X, then the Indemnitor shall have thirty (30) days after receipt of the Indemnitee’s notice of a given Third-Party Claim to elect, at its option, to assume the defense of any such Third-Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnitor in connection with defending such Third-Party Claim shall be payable by such Indemnitor (unless such Indemnitor is Pace, in which case, such costs shall be payable, at the request of Pace, from the Indemnity Escrow Fund but, with respect to costs associated with any Damages indemnified under Section 10.2(b), only if such costs are paid on or prior to the Expiration Date); (ii) the Indemnitee shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim; (iii) the Indemnitee shall be entitled to monitor such defense at its sole expense; (iv) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of its Subsidiaries or other Affiliates and that the Indemnitor considers necessary or desirable for the defense of such Third-Party Claim; (v) the Indemnitee shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vi) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Third-Party Claim; (vii) the Indemnitee shall not admit any liability with respect to such Third-Party Claim; and (viii) the Indemnitor shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement agreement imposes on the Indemnitee or any of its Subsidiaries or other Affiliates any obligation other than, in the case Pace is the Indemnitor, an obligation to pay Damages from the Indemnity Escrow Fund in an amount less than the aggregate amount of Indemnity Escrow Shares (valued at the Parent Average Closing Price) remaining in the Indemnity Escrow Fund.

(c) If (i) the Indemnitor has not conceded liability to indemnify the Indemnitee with respect to all Damages relating to such Third-Party Claim, (ii) if a Buyer Party is the Indemnitee, a reasonable assessment of the likely maximum amount of such Damages is greater than the amount then remaining in the Indemnity Escrow Fund and not otherwise subject to a claim for indemnification under this Article X, or (iii) the Indemnitor elects not to defend such Third-Party Claim, then (i) the Indemnitee shall diligently defend such Third-Party Claim and (ii) the Indemnitee shall, subject to the limitations set forth in this Article X, be entitled to indemnification under this Article X in respect of such Third Party Claim provided that the Indemnitee shall have no right to seek indemnification under this Article X in respect of such Third-Party Claim for any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim entered into without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, subject to Section 10.2(b), in no event shall the maximum aggregate Liability of the Equityholders for indemnification claims payable by the Equityholders hereunder exceed, or come from any source other than, the Indemnity Escrow Fund.

SECTION 10.5 Subrogation. To the extent that an Indemnitee is entitled to indemnification pursuant to this Article X, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and its Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the right of subrogation of the Indemnitor under this Section 10.5.

SECTION 10.6 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY NOR ANY EQUITYHOLDER, NOR ANY CURRENT OR FORMER SHAREHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AFFILIATE OR ADVISOR OF ANY OF THE FOREGOING, SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF SUCH OTHER PERSON (INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION) RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

SECTION 10.7 Characterization of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article X shall be treated for all Tax purposes as an adjustment to the purchase price unless otherwise required by Law.

SECTION 10.8 Valuation of Parent Common Stock in Indemnity Escrow Fund. For the purposes of this Agreement, each share of Parent Common Stock held in the Indemnity Escrow Fund shall be deemed to have a value equal to the Parent Average Closing Price.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.1 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.2 Exclusive Remedy. Any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby or otherwise in respect of the status, operations or ownership of the Company, its business or properties on or prior to the Closing Date must be brought by either party in accordance with the provisions and applicable limitations of Article X, which in the absence of fraud shall constitute the sole and exclusive remedy of all parties, their Affiliates, successors and assigns for any such claim or cause of action; provided, however, to the extent provided by law, the parties may seek injunctive relief as appropriate.

SECTION 11.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 11.3, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) if to the Company (prior to the Closing), to:

The NTI Group, Inc.
15301 Ventura Blvd.
Building B, Suite 300
Sherman Oaks, California 91403
Facsimile: (818) 808-1703
Attention: Gigi Goodling

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
12636 High Bluff Drive
San Diego, California 92130
Facsimile: (858) 523-5450
Attention: Scott N. Wolfe, Esq.

(b) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

Blackboard Inc.
1899 L Street, NW
5th Floor
Washington, DC 20036
Facsimile:	(202) 466-7195
Attention:	Matthew H. Small

with a copy (which shall not constitute notice) to:
Dewey & LeBoeuf LLP
260 Franklin Street
Boston, Massachusetts 02110
Facsimile: 617-897-9000
Attention: Terrence W. Mahoney

(c) if to Pace:

Pace Holdings, LLC
c/o Kinderhook Industries LLC
888 Seventh Avenue, Suite 1600
New York, NY 10106
Facsimile: (212) 201-6790
Attention: Robert Michalik

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4611
Facsimile: (212) 446-4900
Attention: W. Brian Raftery

SECTION 11.4 Public Announcements. Unless otherwise required by applicable Law, the Company, PACE, and their directors, officers, managers, members, and representatives shall not make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the Parent. If any such public statement is required, the Company shall consult with Parent in advance as to the contents and timing thereof and refrain from making such public statement until Parent has consented in writing thereto, such consent not to be unreasonably withheld or delayed. The Parent and its directors, officers, and other representatives shall be entitled to make public announcements and communicate with news media and any other Persons in respect of this Agreement or the transactions contemplated hereby without having to obtain the consent of any other party hereto. For the purposes of this Section 11.4, a consent of an officer of Parent by e-mail shall be deemed to be a consent of Parent in writing.

SECTION 11.5 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified and (v) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Company Financial Statements.

SECTION 11.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.

SECTION 11.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement, and any other agreement, instrument, or document delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

SECTION 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

SECTION 11.9 No Third-Party Beneficiaries. Except for Article II and Section 7.6, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.10 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

SECTION 11.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in any state court of general jurisdiction located in New York, New York (or, if no such court has jurisdiction or accepts jurisdiction, in any United States District Court located in New York, New York); (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 11.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

SECTION 11.13 Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

SECTION 11.14 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.16 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BLACKBOARD INC.,
a Delaware corporation

/s/ Matthew Small
Name: Matthew Small
Title: Chief Legal Officer

BOOKSTORE MERGER SUB, INC.,

a Delaware corporation

/s/ Matthew Small
Name: Matthew Small
Title: President

THE NTI GROUP, INC.,

a Delaware corporation

/s/ Paul L. H. Ouyang
Name: Paul L. H. Ouyang
Title: Chief Operating Officer, President

PACE HOLDINGS, LLC

(solely for purposes of Articles III, VI, X and XI
and to receive the benefits of Section 7.13, hereof),

/s/ Robert E. Michalik

Name: Robert E. Michalik Title: Vice President